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TAB PRODUCTS CO.
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TAB PRODUCTS CO. 935 Lakeview Pkwy., Suite 195 Vernon Hills, IL 60061 September 17, 2001

Dear Stockholder:

    WE URGE YOU TO REELECT THE CURRENT TAB DIRECTORS
BY VOTING THE WHITE PROXY CARD THAT IS ENCLOSED

    TAB's Directors have installed new management and management has a turnaround plan in place. We believe that shareholder value will be maximized if management and employees successfully execute that plan. TAB's Directors are committed to maintaining management's focus on the turnaround plan.

    Thaddeus S. Jaroszewicz is soliciting proxies to elect himself and his slate of handpicked business associates as TAB's only Directors. He mailed a blue proxy card to all shareholders.

    If you already mailed the blue proxy card, you can revoke it by signing, dating and mailing the white proxy card

    Mr. Jaroszewicz's stated agenda is:

  •
  Sell TAB to Mr. Jaroszewicz's company at $5 per share —a price that is:
  •
  Uncertain because it is conditioned on a number of unknowns;
  •
  Significantly less than TAB's May 31, 2001 tangible net book value of $7.27 per share;

      —or—

  •
  Sell TAB to some third party as soon as possible after the annual meeting—but:
  •
  before TAB has demonstrated any improvement in operating results as set forth in the turnaround plan.

    TAB's Directors' agenda is:

  •
  Achieve maximum value for all shareholders;
  •
  Give management time to execute the turnaround plan to improve TAB's results;
  •
  Don't sell the company now for $5.00 per share:
  •
  Last fiscal year's write-offs and poor operating results compromise our ability to achieve a fair price;
  •
  And, if a sale of the company is ultimately the best course to follow, wait until improved operating results produce negotiating leverage.
  •
  Reject the Jaroszewicz proposal because it is too conditional and the price is significantly below TAB's tangible net book value.

    TAB's Directors recently:

  •
  Added two new Directors who represent major stockholders of the company; and
  •
  Amended the by-laws of the company to make it possible for shareholders to call special stockholder meetings in the future.

    FOR DETAILS, PLEASE READ THE REST OF THIS LETTER

GIVE OUR PLAN TIME TO WORK

    We set forth our new management's turnaround plan in our Current Report on Form 8-K, filed with the SEC on June 20, 2001, which was sent to all stockholders with our letter dated June 22 and which is available at no charge from the SEC's website, www.sec.gov, or from our website, www.tab.com. We remain convinced that the fiscal 2002 results called for by our plan are achievable. We also firmly believe that the plan's success will materially improve TAB's value for all of the stockholders, not simply in short-term trading price but in the value which would be achieved through a sale of your Company at the right time.

    We addressed the risks and goals of the plan with management in detail before approving it. We have continued to monitor its progress and we have every confidence that our seasoned management team is capable of achieving its operating goals, despite the tough environment in which companies are operating today. Indeed, as we explain in our fiscal 2001 Annual Report enclosed with this letter, TAB's results have already shown improvements since the third quarter of fiscal 2001. We believe our plan has started to work. In our judgment, a sale of TAB at this time would fail to realize the true value of our strong customer base, brand and distribution channels.

NOW IS NOT THE TIME TO SELL THE COMPANY

    Mr. Jaroszewicz's nominees are committed to selling your Company as soon as possible after they are elected. In our view, the timing of Mr. Jaroszewicz's offer is designed to benefit him and his group opportunistically from TAB's disappointing results in past periods by buying your Company before our turnaround efforts can be given the chance to demonstrate TAB's true value to an acquiror.

    Your Board has considered a broad range of alternatives to enhance stockholder value, and we will certainly consider any bona fide, fully-financed offer that reflects TAB's full potential strategic value. However, the current economic environment brings to the forefront opportunistic buyers (like Mr. Jaroszewicz's company) willing to capitalize on the depressed capital markets, while other potential buyers are waiting on the sidelines until business conditions improve. Financially strong buyers are not likely to pay full value for our projected results even though they might believe — as we do — that those results are indeed achievable.

    TAB will only have real negotiating leverage with a potential buyer when it has demonstrated the sustained improvement in operating results it is poised to achieve.

TWO SUBSTANTIAL STOCKHOLDERS HAVE BEEN
ADDED TO THE BOARD AND WILL VOTE FOR TAB'S SLATE

    We recently entered into separate agreements with two substantial TAB stockholders. Under these agreements, Mr. Warren G. Lichtenstein, who beneficially owns approximately 9.9% of your Company's shares, and Mr. David W. Wright, who beneficially owns approximately 3.8%, have joined our board, have been added as TAB nominees for election at the annual meeting along with the current Directors, and have committed to vote their shares in favor of electing all seven TAB nominees. The TAB Board is gratified that Mr. Lichtenstein and Mr. Wright have been willing to make this important statement of support. We look forward to working with them in building stockholder value. We are confident that they will both make constructive contributions to our deliberations and we welcome them to the TAB Board.

    We have also amended our bylaws so that holders of 25% of your Company's shares will be entitled to call a special meeting from next February 1 onwards and TAB would have to convene the meeting within 55 days of a valid demand. We believe this amendment gives you a chance to be heard if holders of a substantial number of our shares disagree with us, a few months from now, that our plan is working and think it should be put on the auction block immediately even if a majority of the Board still believes, at that time, that selling your Company is not in your best interests. Meanwhile, let's give the plan the time it needs.

THE JAROSZEWICZ PROPOSAL TO ACQUIRE TAB IS
HIGHLY CONDITIONAL AND SUBJECT TO A SIGNIFICANT
RISK THAT IT WILL NOT BE COMPLETED

    We do not think Mr. Jaroszewicz's company's acquisition offer is sufficiently credible to warrant the likely distraction of management at this critical time in TAB's turnaround cycle.

    His financing is highly contingent, given the bank's requirements that it must have received both an appraisal of TAB's fixed assets by an appraiser satisfactory to the bank and a field audit of TAB, in each case with the results having to be satisfactory to the bank in its sole discretion, as well as the separate requirement that no material adverse change occur in TAB's condition or operations, as determined by the bank. Your Board does not view this financing proposal, where funding is at the sole option of the bank, as a sound basis for embarking on time-consuming negotiations and diverting management from running the business.

    In addition, his offer is subject to a due diligence condition. His proxy materials note that when he requested an opportunity to conduct due diligence last month, we declined. However, he did not include our stated reason. This is what we actually said on that subject in our reply:

"Finally, our Board has noted your request that your group and the bank be permitted to conduct an immediate due diligence review. Since we believe that selling TAB to you on the basis of your proposal is not the best course of action for all of our stockholders, and in light of the highly conditional nature of your proposed financing and the significant risk of its non-consummation, our Board does not consider that it would be appropriate to divert management from running the business by granting your request."

VOTE FOR THE CURRENT DIRECTORS—
KEEP TAB ON THE PATH TO IMPROVED VALUE
FOR ALL STOCKHOLDERS

    Enclosed with this letter is TAB's proxy statement for the 2001 annual meeting, as well as our 2001 annual report. Those documents contain important information about your Company, the candidates for election nominated by the Nominating Committee and recent actions taken by your Board. We encourage you to read them carefully.

    To express your support for TAB's present path of focusing on improved operating results as the key to enhancing stockholder value, and to reject Mr. Jaroszewicz's attempt to gain control of TAB 'on the cheap,' we urge you to vote for the reelection of the current Directors on the enclosed WHITE proxy card and return the completed card right away in the pre-paid envelope.

    Please disregard any blue proxy card supplied by Mr. Jaroszewicz. The only effective way for you to endorse the Nominating Committee's selection of candidates is to cast an affirmative vote for them on the WHITE proxy card. You can, of course also vote in person at the meeting but to ensure that your vote is counted, whether or not you attend in person, please give us your proxy. By voting on the WHITE proxy card, you will also revoke any proxy previously given to Mr. Jaroszewicz before you received this letter and our other proxy materials. Please be sure to date your proxy card.

    If you have any questions, please call our investor relations department at (847) 968-2011 or call MacKenzie Partners, which is assisting us in the solicitation of proxies, at (800) 322-2885 toll-free or at (212) 929-5500 collect.

    We hope we can count on your continued support on the crucial issue of who should serve as the stewards of your Company for the coming year. We are committed to justifying your confidence if you vote for the current Directors.

    It is not too late for Mr. Jaroszewicz to call off his costly and disruptive proxy contest and permit our management to focus all of its efforts on what is best for all TAB stockholders—improving operational and financial results. Your Board calls on him to put your interests first by doing so.

Gary W. Ampulski President and Chief Executive Officer	Hans A. Wolf Chairman of the Board

    The following is a letter from Hans A. Wolf and Gary W. Ampulski, the Chairman and the President & CEO of Tab Products Co. ("TAB"), respectively, and it is included as a part of TAB's Annual Report.

Letter to the Stockholders

Dear TAB Products' Stockholders and Other Stakeholders:

As you are no doubt already aware, your Company's financial performance over the past few years has been completely unsatisfactory. While we reported revenues of $118.5 million and a net loss of $12.1 million, or $2.34 loss per diluted share for the fiscal year ending May 31, 2001, we took major steps during the year and have made considerable progress to rebuild the business. Our normalized fourth quarter operating performance showed very good improvement over both the third quarter and the same prior year period. Our balance sheet continues to remain strong with more than $8.8 million in cash and zero debt at year-end.

Your Board of Directors and Management are committed to returning TAB Products to profitability and growth, and through that turnaround, create considerable value for all of our stakeholders - our loyal stockholders as well as our customers, business partners and employees. The first step of the turnaround was the retirement of Phil Kantz in July of 2000 and the appointment of Gary W. Ampulski in January 2001 as TAB Products' new president and chief executive officer.

Your new management team has successfully executed turnaround strategies in the past, and has developed a turnaround plan for TAB. We are confident that our plan, which is quickly being implemented, will return TAB Products to its leadership position in the records management industry. We began implementing our plan in the third quarter of fiscal year 2001 and it already started to pay off in the fourth quarter as our normalized operating income improved 46% from the previous quarter and 48% from the same period a year ago. We expect substantially improved performance to continue throughout fiscal year 2002.

In support of TAB's new turnaround plan, we refer to our theme for the Company, which is on the cover of this annual report, "From this moment on...," as our call to action starting last January. This phrase signifies TAB's change in approach as we re-ignited our passion for this business and our commitment to regain our industry leadership position. From this moment on, we pledged to build on and improve our solid relationships with customers, channel partners, suppliers, investors and employees. From this moment on, we pledged to deliver new and innovative products, solutions and services to the market place. From this moment on, we committed ourselves to creating real value for our stockholders by delivering a meaningful return on investment. Now, we want our enthusiasm for this business to spread to all our stakeholders so they may all share the pride in what this Company can represent.

We think it appropriate that our sense of urgency with our new culture is also symbolized by our logo on the cover of this annual report. Our progress is moving forward so rapidly so as to leap out of the box of the past toward the improvements we seek for your Company in the near future.

Operating Plan

Your Board of Directors believes the highest value for TAB can be realized through improving the Company's financial and operating results and then exploring relationships with other companies who see the value of TAB's strategic assets; our strong brand, industry knowledge, management and distribution channels. Our new management team has been recruited to implement this strategy and they have developed a five-point turnaround plan to return TAB Products to profitability and growth. The plan leverages our industry reputation for responding to customer needs with high-quality products and services. The successful execution of the plan will be accomplished by our new management team together with all of TAB's dedicated employees supported by long-standing, valued relationships with our customers, distributors and suppliers.

Our focus is on delivering the five key components of our turnaround plan:

    *       Build a strong and experienced management team capable of successfully executing a company turnaround. (Nearly complete)

    *       Reduce selling, general and administrative expenses and product cost without jeopardizing TAB's effectiveness in the future. (Complete)

    *       Take the necessary actions to increase revenue and build the base for resumption of long-term profitable growth. (In process)

    *       Maintain a strong balance sheet and achieve positive cash flow from operations. (Ongoing)

    *       Develop a long-term strategy for the business that better defines the opportunities and direction for TAB in the document management industry. (Planned for the fiscal 2002 second quarter)

There are those that would recommend that we forego our turnaround plan in favor of putting the Company on the auction block today and selling to the highest bidder, regardless of price. We believe that would not be in the best interest of our stockholders. Given the current depressed capital markets, it is understandable that there might be a temptation to take whatever offer is put forward by an opportunistic buyer. We believe, however, that our stockholders are much more likely to obtain the full potential strategic value of our Company once the turn-around is well underway and possible suitors will be more willing to pay for TAB's profit potential.

Strong New Management Team

TAB's dynamic new management team, which has considerable experience in turnaround and growth situations, has begun steering the company on a well-defined course of action. The senior managers of TAB have purchased shares of TAB stock and hold options for additional TAB stock, which align their interests with stockholders, like you. In addition, a significant part of their short-term compensation is represented by incentives that are based on the Company achieving break-even or better for fiscal year 2002.

All of the new members of TAB's management team add to our existing capabilities and depth. Together they have valuable experience working in either turnaround or rapid growth situations, which will help TAB deliver on breakeven in fiscal 2002 and sustainable profit growth in the future.

Strategic Cost-Cutting

An important part of the turnaround effort is reducing selling, general and administrative (SG&A) expenses along with lowering the costs associated with delivering TAB's products and services. Through the entire period of poor financial performance, the Company's cost ratios in SG&A were very high, much too high for any business that manufactures and distributes its own products. The challenge was to identify which areas needed to be cut, which needed to be restructured and which needed to grow in order to establish a solid foundation for the future. Several key steps completed at the end of fiscal year 2001 accounted for $8 million of one-time charges to the Income Statement but will have a profound positive impact on fiscal 2002 results.

In May, we completed the move of the Company's corporate headquarters to the Chicago area from San Jose, California in order to reduce cost, time and distance to the our main production facility in Mayville, Wisconsin. After reducing the headquarters administrative staff by more than 20%, greater than half of TAB's corporate positions were moved to Mayville. The rest of the positions were relocated to Vernon Hills, Illinois, a northern suburb of Chicago, only two hours from Mayville. The reduction in headcount, coupled with the relocation of various functions to more economical locations, will result in savings of approximately $2 million in fiscal 2002 and beyond. We wish to thank the many dedicated employees who made this move so successful, and, to those that did not make the transition to Illinois or Wisconsin, we wish them well in their future career endeavors.

In another cost-savings move, the Company is converting ten sales locations into virtual offices. This, coupled with a branch sales management restructuring, will produce an additional $1.4 million in savings for fiscal 2002. Management has also implemented a Company-wide salary freeze for fiscal 2002, or until the Company is once again profitable. We are constantly looking for additional opportunities to be more efficient and reduce costs.

Since many of the industries we service (healthcare, insurance, pharmaceutical) appear to be more resilient to economic slowdown, we have been fortunate so far to avoid any serious effects of the economy. Unless the economy worsens substantially, we believe that our cost base is now appropriate for the results we expect for fiscal 2002.

Foundation for Long-Term Revenue Growth

Management knows that reducing costs alone will not allow the Company to achieve its long-term goals. In addition to expanding our existing distribution channels and creating new ones, we have enhanced the training of all our sales personnel to improve their ability to sell value to our customers. A better match between price and customer understanding of the value provided by our products and services is already offsetting higher raw material costs and we are avoiding erosion of gross margins. In fact, since we announced price increases on selected products in February, gross margins have improved 1.5 percentage points and they should continue to show improvement in fiscal 2002.

Our restructured sales organization is initiating programs to improve the product mix of TAB's sales. We are turning our attention to selling the products that are not only good for our customers, but also good for the Company. This effort should lead to improved product mix and further improvement in gross margins for fiscal 2002.

Another management initiative is to improve the Company's relationships with its independent distributors, our channel partners. These channel partners are an important element to the Company's product distribution. Many of these relationships were strained during the prior three fiscal years. Considerable progress was made during this last year in restoring the trust and confidence of TAB's channel partners. We are happy to report that the number of channel partners increased 12% this past year to 92, giving TAB a needed boost in geographic coverage.

Two new distribution channels are being put into place. One is a direct marketing channel, which will allow customers to place orders via the phone directly to the company's telesales personnel. The other is an e-commerce program allowing customers to order through the Company's Web site. Both programs will allow TAB to reach customers who are not currently being serviced by either channel partners or the Company's own sales organization.

Product Development

Whether through internal development or strategic joint venture arrangements, TAB is always looking for new ways to provide innovative solutions to our customers needs. The Company has recently developed and launched twelve new or enhanced products/services and eight new or improved process/sales tools. This further demonstrates our commitment to industry leadership. Although TAB already has greater breadth of product offerings than any competitor, new products will further strengthen the Company's product lines allowing TAB to provide its customers with the ability to one-stop-shop for all their records management needs.

Strong Balance Sheet

Despite the losses TAB has endured, the Company remains debt-free. At fiscal year-end, TAB had a tangible net book value of $7.27 per diluted share, which is approximately 80% higher than the Company's recent stock price. TAB has already successfully improved cash flow by reducing the days sales outstanding in receivables by six days, generating about $2 million in cash. Consistent with our increased sense of urgency, we filed an accelerated tax return for fiscal 2001 and, as previously reported, have received a $4.5 million refund from the government in early July of fiscal 2002. Management will continue to look for ways to improve cash flow through better inventory and accounts receivable management.

Management's efforts to improve sales momentum and better align TAB's cost base began to show results during the fiscal 2001 fourth quarter. The 4th quarter net loss from normalized operations was a significant improvement to the previous quarters. Even though we began to show progress during the fourth quarter of fiscal 2001, the major impact of the changes the new management team has made will be fully realized in fiscal 2002.

Outlook

Our turnaround plan is being successfully executed and is gaining momentum. While the Company is not "out of the woods," we believe successful implementation of our turnaround plan will do much to enhance the value of your Company. Early tangible results like the cost savings moves of headquarters relocation, headcount reduction and the sales organization restructuring are having an immediate impact on fiscal 2002.

During the fiscal year now underway, management seeks to take advantage of the Company's strengths and build new ones. We look to continue to expand our existing customer relationships and build our channel partner network as well as offer our products to new customers through new distribution methods, such as our telesales and e-commerce through our Web site. Even though we are still at the early stages of the turnaround, we are encouraged about the opportunities that are before us.

On behalf of the Board of Directors and the new senior management team, we would like to thank all of TAB's customers, employees, channel partners, suppliers and stockholders for their support and encouragement during these dramatic, exciting times. We are committed to providing meaningful growth in value in all of our relationships...from this moment on.

Sincerely,

Hans A. Wolf Chairman	Gary W. Ampulski President & CEO